Exhibit 5.1

March 18, 2022

HF Sinclair Corporation

2828 N. Harwood, Suite 1300

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel for HF Sinclair Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 7,379,469 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s registration statement on Form S-8 to be filed with the Securities and Exchange Commission on March 18, 2022 (the “Registration Statement”), which Shares may be issued from time to time in accordance with the terms of the HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan (formerly named the HollyFrontier Corporation Long-Term Incentive Compensation Plan) and the HF Sinclair Corporation Amended and Restated 2020 Long Term Incentive Plan (formerly named the HollyFrontier Corporation 2020 Long Term Incentive Plan and, in each case, as amended, collectively, the “Assumed Equity Plans”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Assumed Equity Plans, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the Assumed Equity Plans.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Assumed Equity Plans and the instruments executed pursuant to the Assumed Equity Plans, as applicable, that govern the awards to which any Share relates, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	Trammell Crow Center, 2001 Ross Avenue, Suite 3900 Dallas, TX 75201-2975 Tel +1.214.220.7700 Fax +1.214.220.7716 velaw.com

HF Sinclair Corporation March 18, 2022 Page 2

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.